EXHIBIT 4.16
                              REMARKETING AGREEMENT


         This REMARKETING AGREEMENT (the "Agreement"), is dated as of _________, 2002, between CHUGACH ELECTRIC ASSOCIATION, INC., an Alaskan electric cooperative corporation (the "Company"), and J.P. MORGAN SECURITIES INC.

         The Company is issuing $60,000,000 in aggregate principal amount of its New Bonds, 2002 Series B (the "2002 Series B Bonds") pursuant to the Eleventh Supplemental Indenture, dated as of __________, 2002 (the "Eleventh Supplemental Indenture"), to the Indenture of Trust, dated as of September 15, 1991, between the Company and Security Pacific Bank Washington, N.A., as trustee (the "Trustee"), as amended and supplemented (the "Indenture"). Each capitalized term not otherwise defined herein shall have the meaning given to such term in the Indenture. The parties hereto agree as follows:

         1. Appointment and Acceptance. J.P. Morgan Securities Inc. hereby accepts its appointment as the Remarketing Agent (the "Remarketing Agent") for the 2002 Series B Bonds and hereby agrees to perform the duties and obligations imposed upon it as Remarketing Agent under the Eleventh Supplemental Indenture and hereunder and agrees to keep such books and records with respect to its duties as Remarketing Agent under the Eleventh Supplemental Indenture and hereunder as shall be consistent with prudent industry practice and to make such books and records available for inspection by the Company and the Trustee at all reasonable times. During an Auction Period, the Remarketing Agent shall approve (which approval shall not be unreasonably withheld) any additional Broker-Dealers selected by the Company. The Remarketing Agent represents that it routinely engages in the remarketing of securities such as the 2002 Series B Bonds and agrees that it will settle all transactions hereunder pursuant to customary industry practice.

         2. Fees and Expenses. From the date of their initial issuance, the 2002 Series B Bonds will accrue interest at an Auction Rate and be subject to mandatory purchase and conversion as provided in the Eleventh Supplemental Indenture. The 2002 Series B Bonds are not subject to purchase on demand of the owners of the 2002 Series B Bonds during an Auction Period, including the Initial Period. If the 2002 Series B Bonds are subject to mandatory purchase or if the Company elects to convert the interest rate mode of the 2002 Series B Bonds to accrue interest at the Daily Rate, the Weekly Rate or the Flexible Rate, the Company shall pay the Remarketing Agent directly, as compensation for its services hereunder, a fee that will be agreed to by the parties prior to the date of remarketing of such 2002 Series B Bonds in accordance with the then prevailing market conditions. During an Auction Period, including the Initial Period, the Remarketing Agent shall receive no compensation from the Company, in consideration of the services to be performed by the Remarketing Agent under this Agreement and the Eleventh Supplemental Indenture, and except during an Auction Period, including the Initial Period, the Company will pay all expenses of delivering remarketed 2002 Series B Bonds and reimburse the Remarketing Agent for all direct, out-of-pocket expenses incurred by it as Remarketing Agent, including reasonable counsel fees and disbursements.

         3. Disclosure Document. If the Remarketing Agent reasonably determines that it is necessary or desirable to use a Disclosure Document (as defined in Section 4) in connection with the remarketing of the 2002 Series B Bonds, the Remarketing Agent will notify the Company and the Company will provide the

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Remarketing Agent with a Disclosure Document reasonably satisfactory to the
Remarketing Agent and its counsel in respect of the 2002 Series B Bonds. The Company will supply the Remarketing Agent with such number of copies of the Disclosure Document as the Remarketing Agent reasonably requests from time to time. The Company will supplement and amend the Disclosure Document so that at all times during the remarketing the Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements in the Disclosure Document, in the light of the circumstances under which they were made, not misleading.

4.       Indemnification.

         (a) The Company agrees to indemnify and hold harmless the Remarketing Agent and each person, if any, who controls the Remarketing Agent within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "Securities Act"), or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from and against any and all losses, claims, damages and liabilities (including, without limitation, the legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted) caused by any untrue statement or alleged untrue statement of a material fact contained in a Disclosure Document (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information relating to the Remarketing Agent furnished to the Company in writing by the Remarketing Agent expressly for use therein. A "Disclosure Document" means (i) any registration statement relating to the 2002 Series B Bonds, as amended at the time when it shall become effective, or, if a post-effective amendment is filed with respect thereto, as amended by such post-effective amendment at the time of its effectiveness, including in each case information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A under the Securities Act and any abbreviated registration statement filed pursuant to Rule 462(b) under the Securities Act with respect to the 2002 Series B Bonds, (ii) a prospectus in the form first used to confirm sales of the 2002 Series B Bonds, as amended or supplemented, or (iii) any other disclosure statement relating to the offer and sale of the 2002 Series B Bonds.

         (b) The Remarketing Agent agrees to indemnify and hold harmless the Company and each person who controls the Company within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to the Remarketing Agent, but only with reference to information relating to the Remarketing Agent furnished to the Company in writing by the Remarketing Agent expressly for use in the Disclosure Document or any amendment or supplement thereto.

         (c) If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnity may be sought pursuant to either of the two preceding paragraphs, such person (the "Indemnified Person") shall promptly notify the person against whom such indemnity may be sought (the "Indemnifying Person") in writing, and the Indemnifying Person, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others the Indemnifying Person may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. In any such proceeding, any

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Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary, (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person or (iii) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be reimbursed as they are incurred. Any such separate firm for the Remarketing Agent and such control persons of the Remarketing Agent shall be designated in writing by the Remarketing Agent and any such separate firm for the Company, its directors, its officers who sign the Disclosure Document and such control persons of the Company shall be designated in writing by the Company. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested an Indemnifying Person to reimburse the Indemnified Person for fees and expenses of counsel as contemplated by the third sentence of this paragraph, the Indemnifying Person agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such Indemnifying Person of the aforesaid request and (ii) such Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement. No Indemnifying Person shall, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding.

         (d) If the indemnification provided for in paragraphs (a) and (b) of this Section 4 is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Remarketing Agent on the other hand from the offering of the 2002 Series B Bonds or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Remarketing Agent on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and the Remarketing Agent on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Remarketing Agent and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

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         (e) The Company and the Remarketing Agent agree that it would not be just and equitable if contribution pursuant to this Section 4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Person in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4, in no event shall the Remarketing Agent be required to contribute any amount in excess of the amount by which the total price at which the 2002 Series B Bonds were offered to the public exceeds the amount of any damages that the Remarketing Agent has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

         (f) The remedies provided for in this Section 4 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law of in equity.

         (g) The indemnity and contribution agreements contained in this Section 4 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, and (ii) any investigation made by or on behalf of the Remarketing Agent or the person controlling the Remarketing Agent or by or on behalf of the Company, its officers or directors or any other person controlling the Company.

         5. Remarketing Agent's Liabilities. The Remarketing Agent shall incur no liability to the Company or any other party for its actions as Remarketing Agent pursuant to the terms hereof and of the Indenture except for (i) the liabilities for which the Remarketing Agent has agreed to indemnify the Company and others pursuant to Section 4(b) above, and (ii) its negligence or willful misconduct. The obligation of the Remarketing Agent to remarket 2002 Series B Bonds hereunder shall be on a best efforts basis.

         6. Termination. (a) The Remarketing Agent will resign if requested by the Company by an instrument filed with the Remarketing Agent and the Trustee and may resign at any time on 30 days' written notice to the Company, and the Trustee. Following termination, the provisions of Sections 4 and 5 will continue in effect as to transactions prior to the date of termination, and each party will pay the other any amounts owing at the time of termination. The Remarketing Agent may cease remarketing and selling the 2002 Series B Bonds with immediate effect if it determines, in its reasonable judgment, that it is not advisable to attempt to remarket the 2002 Series B Bonds for any reason, including without limitation, (i) trading generally shall have been suspended or materially limited on or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange, the National Association of Securities Dealers, Inc., the Chicago Board Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade, (ii) trading of any securities of or guaranteed by the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a general moratorium on commercial banking activities shall have been declared by either federal authorities or state authorities of New York or the state where the paying office of the Trustee with respect to the 2002 Series B Bonds is located, (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis that, in the judgment of the Remarketing Agent, is material and adverse and which, in

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the judgment of the Remarketing Agent, makes it impracticable to market the 2002
Series B Bonds on the terms and in the manner contemplated in the Disclosure Document, (v) a material adverse change in the financial condition of the Company, (vi) a down-rating of the 2002 Series B Bonds, (vii) an imposition of material restrictions on the 2002 Series B Bonds or similar obligations, (viii) a material misstatement or omission in the Disclosure Document as then modified or supplemented, or (ix) notice is received of an event of default under the Indenture.

         (b) In the event of the resignation or removal of the Remarketing Agent, the Company shall appoint a successor Remarketing Agent meeting the qualifications set forth in the Indenture and the Remarketing Agent shall pay over, assign and deliver any moneys and 2002 Series B Bonds held by it in such capacity to its successor or, if there be no successor, to the Trustee. Any resignation or removal of the Remarketing Agent shall not become effective until the Company has appointed a successor Remarketing Agent in accordance with the Indenture.

         7. Dealing in 2002 Series B Bonds by Remarketing Agent. (a) The Remarketing Agent, in its individual capacity, either as principal or agent, may buy, sell, own, hold and deal in any of the 2002 Series B Bonds, and may join in any action which any owner of any Series B Bond may be entitled to take with like effect as if it did not act in any capacity hereunder. The Remarketing Agent, in its individual capacity, either as principal or agent, may also engage in or be interested in any financial or other transaction with the Company and may act as depositary, trustee or agent for any committee or body of Holders or other obligations of the Company as freely as if it did not act in any capacity hereunder.

         (b) In connection with 2002 Series B Bonds accruing interest at an Auction Rate, the Remarketing Agent is acting solely as agent of the Company and does not assume any obligation or relationship of agency or trust of or with any of the owners of such 2002 Series B Bonds.

         8. Intention of Parties. It is the express intention of the parties hereto that no purchase, sale or transfer of any 2002 Series B Bonds, as herein provided, shall constitute or be construed to be the extinguishment of any 2002 Series B Bond or the indebtedness represented thereby or the reissuance of any 2002 Series B Bond or the refunding of any indebtedness represented thereby.

         9. Notices. Unless otherwise provided, all notices, requests, demands and formal actions hereunder shall be in writing and mailed, telegraphed or delivered, if sent to the Company, to Chugach Electric Association, Inc., 5601 Minnesota Drive, Anchorage, Alaska 99519-6300, Attention: Executive Manager, Finance and Energy Supply, and if sent to the Remarketing Agent, to 60 Wall Street, New York, New York 10260-0060, Attention: Harris Kretsge, which is hereby designated as the Remarketing Agent's principal office for the purpose of the Indenture.

         10. Governing Law. This Agreement will be governed by the laws of the State of New York.

                        (Signatures follow on next page.)



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         IN WITNESS WHEREOF, the Remarketing Agent and the Company, intending to be legally bound, have caused their duly authorized representatives to execute and deliver this Agreement as of the date first written above.

                             CHUGACH ELECTRIC ASSOCIATION, INC.



                             By:
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                             Title:
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                             J.P. MORGAN SECURITIES INC.



                             By:
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                             Title:
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